FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-49825

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 19, 1998)



                               [GRAPHIC OMITTED]



                       $200,000,000 AGGREGATE PRINCIPAL
                           AMOUNT OF 5% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2004

                               7,852,375 SHARES
                                OF COMMON STOCK

     This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale from time to time by the holders named herein and therein or by their transferees, pledgees, donees, or successors (collectively, the "Selling Holders") of up to $200,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2004 (the "Notes") of Tel-Save Holdings, Inc. (the "Company") and up to 7,852,375 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable upon the conversion of the Notes in full (the "Shares" and, together with the Notes, the "Securities"). The Company will receive no part of the proceeds of the sales made under this Prospectus Supplement or the accompanying Prospectus. On July 8, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $17 1/16.

                               ----------------

   PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER
       "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

                               ----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is July 10, 1998.

     The information in this Prospectus Supplement is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing or incorporated by reference in the accompanying Prospectus. Prior to making an investment decision with respect to the Securities offered by this Prospectus Supplement and the accompanying Prospectus, prospective investors should consider carefully the information contained and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

     Capitalized terms used herein and not defined have the meaning assigned to them in the accompanying Prospectus.

                                SELLING HOLDERS

     The following table supplements the table appearing on pages 34 and 35 of the accompanying Prospectus and sets forth information with respect to Selling Holders not identified in the accompanying Prospectus. The name of each Selling Holder identified below is accompanied by the amount of Notes beneficially owned by such Selling Holder that may be offered pursuant to this Prospectus Supplement and the accompanying Prospectus. Such information was obtained from the Selling Holders between May 20, 1998 and the date hereof unless otherwise noted. The Shares into which the Notes are convertible are also offered pursuant to this Prospectus Supplement and the accompanying Prospectus, and the formula for conversion is set forth in the accompanying Prospectus under "DESCRIPTION OF THE NOTES -- Conversion." To the Company's knowledge, except as noted below, none of the Selling Holders identified below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Notes or Shares issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Notes or Shares issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding the Notes, in transactions exempt from the registration requirements of the Securities Act.



                                                                                  PRINCIPAL
                                                               PRINCIPAL          AMOUNT OF
                                                            AMOUNT OF NOTES     NOTES COVERED
                                                              BENEFICIALLY         BY THIS
                   SELLING HOLDER NAME                           OWNED           PROSPECTUS
                   -------------------                           -----           ----------
Commonwealth Life Insurance -- Company Stock TRAC (TEAM-
 STERS I)(1) ...........................................       $  567,000        $  567,000
Deeprock & Co.(1) ......................................       $  433,000        $  433,000
Glacier Water Services, Inc. ...........................       $  500,000        $  500,000
MainStay Convertible Fund(1) ...........................       $3,375,000        $3,375,000
MainStay VP Convertible Portfolio.......................       $1,000,000        $1,000,000
New York Life Separate Account #7.......................       $1,800,000        $1,800,000
Raytheon Company Master Pension Trust ..................       $1,170,000        $1,170,000
SBC Warburg Dillon Reed Inc. ...........................       $1,250,000        $1,250,000
Shepherd Investments International Ltd.(1) .............       $1,250,000        $1,250,000
Smith Barney, Inc.(1)(3) ...............................       $2,470,000        $2,470,000
Societe Generale Securities Corp. ......................       $4,400,000        $4,400,000
Stark International(1) .................................       $1,250,000        $1,250,000

----------
(1) The Notes listed here are in addition to those listed in the Prospectus dated May 19, 1998.

(2) Boston  Partners  Bond  Fund,  Mellon  Trust,  and  Orange  County  Employee
    Retirement   System  were  mistakenly  listed  as  Selling  Holders  in  the
    Prospectus dated May 19, 1998.

(3) Smith Barney Inc. was an Initial Purchaser of the Notes. In December 1997, Smith Barney Inc. merged with Salomon Brothers Inc., which has performed advisory services for the Company and had credit relationships with the Company.

     The foregoing list of Selling Holders, and the list of Selling Holders pages 34 and 35 of the accompanying Prospectus, may not include holders of additional aggregate principal amount of Notes which have been registered for future sale under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are parts. Additional Selling Holders will be identified, together with the amount of Securities to be offered by such holders, in one or more additional supplements to the accompanying Prospectus. Any such supplement will be circulated with the accompanying Prospectus and will be deemed to be a part thereof as of the date of such supplement. Only the Selling Holders listed in the accompanying Prospectus or any supplement thereto, including this Prospectus Supplement, (or the transferees, pledgees or donees of such Selling Holders, or their successors) will be entitled to offer their Securities by means of the accompanying Prospectus, as supplemented from time to time.

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